Exhibit 3.1


                         CERTIFICATE OF DESIGNATIONS OF

              5.50% SERIES I MANDATORY CONVERTIBLE PREFERRED STOCK

                            OF RITE AID CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


         Rite Aid Corporation, a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in Article Fourth of its Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Pricing Committee designated by the Board of Directors of the Company (the "Board of Directors") by resolution adopted at a Special Meeting of the Board of Directors of the Company on August 12, 2005, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

                      RESOLVED, that pursuant to the authority vested in the
               Pricing Committee by the Board of Directors, and in the Board of Directors by the Restated Certificate of Incorporation, as amended, the Pricing Committee designated by the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Company's preferred stock, par value $1.00 per share, with a liquidation preference of $25.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends, subject to adjustment as provided in
               Section 13(ii) hereof (the "Liquidation Preference"), which shall be designated as 5.50% Series I mandatory convertible preferred stock (the "Mandatory Convertible Preferred Stock") consisting of 5,200,000 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

         SECTION 1. Ranking. The Mandatory Convertible Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, (i) senior to the common stock, par value $1.00 per share, of the Company (the "Common Stock"), whether now outstanding or hereafter issued, and to each other class or series of stock of the Company (including any series of preferred stock established on or after August 22, 2005 by the Board of Directors) the terms of which do not expressly provide that such class or series will rank senior to or pari passu with the Mandatory Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Junior Securities"); (ii) pari passu with each class or series of stock of the Company, the terms of which expressly provide that such class or series will rank pari passu or equally with the Mandatory Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, including the Series E mandatory convertible preferred stock of the Company and the Series F, G and H preferred stock of the Company whether now or hereafter issued (collectively referred to as "Parity Securities"); and (iii) junior to each other class or series of stock of the Company, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Senior Securities"). The Company's ability to issue capital stock that ranks senior to its Mandatory Convertible Preferred Stock shall be subject to the provisions of Section 4 herein.

         SECTION 2. Dividends.

                      (i) General. Dividends on the Mandatory Convertible
               Preferred Stock shall be payable quarterly, when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of the assets of the Company legally available therefor, on the first calendar day (or the following Business Day, if the first is not a Business Day) of February, May, August and November of each year (each such date being referred to herein as a "Dividend Payment Date") at the annual rate of $1.3752 per share, subject to adjustment as provided in
               Section 13(ii). The initial dividend on the Mandatory Convertible Preferred Stock for the dividend period commencing on August 22, 2005, to but excluding November 1, 2005, will be $0.2635 per share, and shall be payable, when, as and if declared, on November 1, 2005. The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full quarterly period thereafter shall be computed by dividing the annual dividend rate by four; provided, however, that, unless the mandatory convertible preferred stock is either earlier converted, redeemed or otherwise retired, the final dividend will be $0.4049 and will be payable, if declared, on November 17, 2008. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

         A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the date of issue and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable, when, as and if declared, on a Dividend Payment Date shall be payable to Holders of record as they appear on the stock books of the Company on the later of (i) the close of business on the 15th calendar day (or the following Business Day if such 15th calendar day is not a Business Day) of the calendar month before the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable (each, a "Dividend Record Date").

         Dividends on the Mandatory Convertible Preferred Stock shall be cumulative if the Company fails to declare one or more dividends on the Mandatory Convertible Preferred Stock in any amount, whether or not there are assets of the Company legally available for the payment of such dividends in whole or in part. Accumulated unpaid dividends will cumulate dividends at the annual rate of 5.50%. Any dividend payment made on the Mandatory Convertible Preferred Stock shall first be credited against the earliest unpaid dividend due with respect to the Mandatory Convertible Preferred Stock which remains unpaid.

         The Company may pay dividends, at its sole option, (a) in cash, (b) by delivering shares of Common Stock to the Transfer Agent on behalf of the Holders or on the Company's behalf, to be sold for cash or (c) any combination thereof. By and upon acquiring the Mandatory Convertible Preferred Stock, each Holder is deemed, without any further action by the Holder, to appoint the Company as such Holder's agent in causing the Transfer Agent to deliver the shares of Common Stock delivered to the Transfer Agent on the Holders' behalf for sale. To pay dividends in shares of Common Stock, the Company must deliver to the Transfer Agent a number of shares of Common Stock which, when sold, will result in net cash proceeds to be distributed to the Holders in an amount equal to the cash dividend otherwise payable to the Holders.

         If the Company pays dividends in shares of Common Stock by delivering them to the Transfer Agent on behalf of the Holders, those shares shall be owned by the Holders upon delivery to the Transfer Agent, and the Transfer Agent shall hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the Holders until the Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of this Section 2(i), at which time the portion of such net cash proceeds equal to the non-cash component of the declared dividend of the Mandatory Convertible Preferred Stock shall be distributed to the Holders entitled thereto and, subject to the following paragraph, any remainder shall continue to be held by the Transfer Agent for the exclusive benefit of the Holders and pooled with the net cash proceeds from future sales of Common Stock delivered to the Transfer Agent pursuant to this paragraph. In addition, the Company may deliver shares of Common Stock to the Transfer Agent to sell on behalf of the Company in order to finance the payment of a dividend in cash. Any such shares of Common Stock shall not be owned by the Holders and the Transfer Agent shall remit the net cash proceeds from the sale of those shares to or at the direction of the Company.

         Holders shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the then-applicable full dividends calculated pursuant to this Section 2(i) (including accumulated and unpaid dividends, if any) on shares of Mandatory Convertible Preferred Stock; provided, however, that the Company may pay any additional dividend on the Mandatory Convertible Preferred Stock out of legally available funds, when as and if declared by the Board of Directors. Other than the accumulation of additional dividends as set forth in the third paragraph preceding this paragraph, no interest, sum of money in lieu of interest or any other late or penalty payment shall be payable in respect of any dividend or payment which may be in arrears. Any amount held by the Transfer Agent in cash, property or stock in excess of the then-applicable full dividends calculated pursuant to this Section 2(i) (including accumulated and unpaid dividends, if any) shall be repaid, together with any interest or other earnings thereon, to the Company as soon as practicable after November 17, 2008.

         Dividends in arrears on the Mandatory Convertible Preferred Stock not declared for payment or not paid on any Dividend Payment Date may be declared by the Board of Directors or a duly authorized committee thereof and paid on any date fixed by the Board of Directors or a duly authorized committee thereof, whether or not a Dividend Payment Date, to the Holders of record as they appear on the stock register of the Company on a record date selected by the Board of Directors or a duly authorized committee thereof, which shall (i) not precede the date the Board of Directors or an authorized committee thereof declares the dividend payable and (ii) not be more than 60 days prior to the date the dividend is paid.

                      (ii) Registration of Common Stock. In order to pay
               dividends on any Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of Section 2(i) hereof, in shares of Common Stock or to deliver shares of Common Stock to the Transfer Agent to sell on behalf of the Holders or the Company in order to finance the payment of a dividend in cash, (a) the shares of Common Stock delivered to the Transfer Agent shall have been duly authorized, (b) the Company shall have provided to the Transfer Agent an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), permitting the immediate sale of the shares of Common Stock in the public market, (c) the shares of Common Stock, once purchased by the purchasers thereof, shall be validly issued, fully paid and non-assessable and (d) such shares shall have been registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, if required, and shall be listed or admitted for trading on each U.S. national or regional securities exchange on which the Common Stock is then listed.

                      (iii) Payment Restrictions. Unless all accumulated and
               unpaid dividends on the Mandatory Convertible Preferred Stock for all prior dividend periods have been or contemporaneously are declared and paid or, in the case of dividends payable in whole or in part in cash, declared and set apart for payment, the Company may not (a) declare or pay any dividend or make any distribution of assets (other than dividends paid or other distributions made in Junior Securities or Junior Securities that are convertible into or exchangeable for other Junior Securities) on Junior Securities, whether in cash, property or otherwise, or (b) redeem, purchase or otherwise acquire (except upon conversion or exchange for Junior Securities), pay or make available any monies for a sinking fund for, Junior Securities.

         Unless all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock for all prior dividend periods have been or contemporaneously are declared and paid or, in the case of dividends payable in whole or in part in cash, declared and set apart for payment, the Company may not redeem, purchase or otherwise acquire Parity Securities (except upon conversion into or in exchange for other Parity Securities or Junior Securities; provided, however, that: (i) such other Parity Securities contain terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to the Company or to the Holders than those contained in the Parity Securities that are converted into or exchanged for such other Parity Securities, as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution, (ii) the aggregate amount of the liquidation preference of such other Parity Securities does not exceed the aggregate amount of the liquidation preference, plus accumulated and unpaid dividends, of the Parity Securities that are converted into or exchanged for such other Parity Securities and (iii) the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of such other Parity Securities does not exceed the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of the Parity Securities that are converted into or exchanged for such other Parity Securities, including any shares of Common Stock issuable in respect of accumulated and unpaid dividends). Notwithstanding the restrictions described in this paragraph, the Company may redeem, repurchase or otherwise acquire for consideration, Parity Securities pursuant to a purchase or exchange offer made to all holders of such Parity Securities and on the same terms to all holders of other Parity Securities, including the Mandatory Convertible Preferred Stock.

         For the avoidance of doubt, the restrictions described in the immediately preceding paragraph do not restrict the Company's ability to declare and pay dividends on Parity Securities, including the Series E mandatory convertible preferred stock of the Company or the Series F, G and H preferred stock of the Company.

         SECTION 3. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders shall be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Common Stock or any other Junior Securities, $25.00 per share, subject to adjustment as provided in Section 13(ii) hereof, plus an amount equal to the sum of all accumulated and unpaid dividends (whether or not declared) for the then-current dividend period and all dividend periods prior thereto.

         Neither the sale of all or substantially all of the property or business of the Company (other than in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Company), nor the merger, conversion or consolidation of the Company into or with any other Person, nor the merger, conversion or consolidation of any other Person into or with the Company shall constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company for the purposes of the foregoing paragraph. After the payment to the Holders of the full preferential amounts provided for above, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

         In the event the assets of the Company available for distribution to the Holders upon any voluntary or involuntary liquidation, dissolution or winding up of the Company shall be insufficient to pay in full all amounts to which such Holders are entitled as provided above, no such distribution shall be made on account of any other Parity Securities, unless a pro rata distribution is made on the Mandatory Convertible Preferred Stock and such other Parity Securities, with the amount allocable to each series of such Parity Securities and the Mandatory Convertible Preferred Stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

         SECTION 4. Voting Rights.

                      (i) The Holders shall have no voting rights, except as
               set forth below or as expressly required by applicable state law. In exercising any such vote, each outstanding share of Mandatory Convertible Preferred Stock shall be entitled to one vote.

                      (ii) So long as any shares of Mandatory Convertible
               Preferred Stock are outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Restated Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of Mandatory Convertible Preferred Stock will be required (a) to amend (whether by merger, consolidation or otherwise) the Restated Certificate of Incorporation if the amendment would alter or change the powers, preferences, privileges or rights of the Holders so as to affect them materially and adversely, (b) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase (whether by merger, consolidation or otherwise) any Senior Securities with an aggregate liquidation preference in excess of $50.0 million, or (c) to reclassify (by merger, consolidation or otherwise) any authorized stock of the Company into any class or series of stock, or any obligation or security convertible into or evidencing a right to purchase any class or series of Senior Securities; provided that, in the case of clauses (b) and (c), no such vote shall be required for the Company to issue, authorize or ---- increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any class or series of Parity Securities or Junior Securities and, provided further, however, that, for purposes of clause (a), the issuance of (x) Senior Securities with an aggregate liquidation preference of no more than $50.0 million, (y) Parity Securities or (z) Junior Securities, shall not constitute an amendment to the Restated Certificate of Incorporation that would alter or change the powers, preferences, privileges or rights of the Holders so as to affect them materially and adversely.

                      (iii) If and whenever six full quarterly dividends,
               whether or not consecutive, payable on the Mandatory Convertible Preferred Stock are not paid, the number of directors constituting the Board of Directors will be increased by two and the Holders of Mandatory Convertible Preferred Stock then outstanding shall have a right to elect, as a separate class, those additional directors to the Board of Directors until all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full. To exercise this right, any Holder of Mandatory Convertible Preferred Stock may by written notice request that the Company call a special meeting of the Holders for the purpose of electing the additional directors and, if such non-payment of dividends is continuing, the Company shall call such meeting within 35 days of the date of such written request. If the Company fails to call such a meeting upon request, any Holder at such time may call a meeting. Upon payment of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the Holders of the Mandatory Convertible Preferred Stock then outstanding will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of directors will, without further action, be reduced by two.

         SECTION 5. Automatic Conversion. Each share of Mandatory Convertible Preferred Stock will automatically convert (unless previously converted at the option of the Company in accordance with Section 6, at the option of the Holder in accordance with Section 7 or in accordance with a Cash Acquisition, as defined in Section 8 hereof) on November 17, 2008 (the "Automatic Conversion Date"), into a number of newly issued shares of Common Stock equal to the Conversion Rate determined in accordance with Section 9 below. The Holders on the Automatic Conversion Date shall have the right to receive a payment of cash, shares of Common Stock, or any combination thereof, as the Company determines in its sole discretion, in an amount equal to any accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock then outstanding as of the Automatic Conversion Date (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to a Holder of record as of a prior date and also taking into account any payment of such dividends on the Automatic Conversion Date), whether or not declared, out of legally available assets of the Company. To the extent the Company has such assets available and pays some or all of such dividend in shares of Common Stock, the number of shares of Common Stock issuable to a Holder in respect of such accumulated and unpaid dividends shall equal the amount of accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock on the Automatic Conversion Date that the Company determines to pay in shares of Common Stock divided by the Applicable Market Value used for purposes of determining the Conversion Rate for the automatic conversion. In the event the Company elects to pay some or all of the amount of accumulated and unpaid dividends in shares of Common Stock, the Company shall notify the Holders of shares of Mandatory Convertible Preferred Stock whether such amount will be payable in full in shares of Common Stock or any combination of cash and shares of Common Stock, and shall specify such combination in such notice, at least three Business Days prior to the first Trading Day that will be included in the calculation of Applicable Market Value for purposes of determining the Conversion Rate for the automatic conversion. The Company hereby covenants and agrees to use its reasonable best efforts to cause any such shares of Common Stock delivered in respect of unpaid dividends on the Automatic Conversion Date to be freely transferable under the U.S. Federal securities laws by the recipients thereof upon delivery thereto, including, if necessary, causing one or more registration statements in respect of such shares of Common Stock to be filed with and declared effective by the Securities and Exchange Commission.

         Dividends on the shares of Mandatory Convertible Preferred Stock shall cease to accrue and such shares of Mandatory Convertible Preferred Stock shall cease to be outstanding on the Automatic Conversion Date. The Company shall make such arrangements as it deems appropriate for the issuance of certificates, if any, representing shares of Common Stock (both for purposes of the automatic conversion of shares of Mandatory Convertible Preferred Stock and for purposes of any payment by the Company of shares of Common Stock in respect of the current or any accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock) and for any payment of cash in respect of current or any accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock or cash in lieu of fractional shares, if any, in exchange for and contingent upon the surrender of certificates representing the shares of Mandatory Convertible Preferred Stock (if such shares are held in certificated form), and the Company may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the shares of Mandatory Convertible Preferred Stock, provided that the Company shall give the Holders such notice of any such actions as the Company deems appropriate and upon such surrender such Holders shall be entitled to receive any dividends declared and paid on such shares of Common Stock subsequent to the Automatic Conversion Date. Amounts payable in cash in respect of the shares of Mandatory Convertible Preferred Stock or in respect of such shares of Common Stock shall not bear interest.

         SECTION 6. Provisional Conversion at the Option of the Company.

                      (i) Prior to the Automatic Conversion Date, the Company
               may, at its option, cause the conversion of all, but not less than all, the shares of Mandatory Convertible Preferred Stock then outstanding for shares of Common Stock ("Provisional Conversion") at the Minimum Conversion Rate of 4.7134 shares of Common Stock for each share of Mandatory Convertible Preferred Stock, subject to adjustment as set forth in Section 9(ii) below; provided that the Company may not send the Provisional Conversion Notice to Holders unless the Closing Price of the Common Stock on the day of such Provisional Conversion Notice exceeded 180% of the Threshold Appreciation Price, or $9.55, for at least 20 Trading Days within 40 consecutive Trading Days ending on the Trading Day prior to the date on which the Company notifies Holders (pursuant to paragraph (ii) below) that it is exercising its option to cause the conversion of the Mandatory Convertible Preferred Stock pursuant to this Section 6 (the "Provisional Conversion Notice Date"). The Company shall be able to cause this conversion only if, in addition to issuing the Holders the number of shares of Common Stock as described above, the Company either pays the Holders in cash the sum of (such sum being referred to as the "Dividend Make-Whole Amount") (a) an amount equal to any accumulated and unpaid dividends on the shares of Mandatory Convertible Preferred Stock (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to a Holder of record as of a prior date and also taking into account any payment of such dividends on the date of the Provisional Conversion (the "Provisional Conversion Date")) then outstanding, whether or not declared, and (b) the present value as of the Trading Day immediately preceding the Provisional Conversion Date of all remaining dividend payments on the shares of Mandatory Convertible Preferred Stock then outstanding, through and including November 17, 2008, in each case, out of legally available assets of the Company, or increases the number of shares of Common Stock to be issued on conversion by an amount equal to the Dividend Make-Whole Amount divided by the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Conversion Date. The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield.

                      (ii) A written notice (the "Provisional Conversion
               Notice") shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Company on the Provisional Conversion Notice Date. In addition, if the Company elects to deliver some or all of the Dividend Make-Whole Amount in shares of Common Stock, the Provisional Conversion Notice will indicate whether such amount will be payable in full in shares of Common Stock or any combination of cash and shares of Common Stock, and will specify such combination thereof. The Provisional Conversion Notice shall also state (a) the Provisional Conversion Date, which date shall be not less than 30 days nor more than 60 days from the Provisional Conversion Notice Date and (b) the Corporate Trust Office of the Transfer Agent at which the shares of Mandatory Convertible Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted.

                      (iii) The Company shall deliver to the Transfer Agent
               irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Company, to cause the Provisional Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Company and in accordance with the above provisions. The shares of Common Stock to be issued upon conversion of the Mandatory Convertible Preferred Stock pursuant to this Section 6 and all funds necessary for the payment in cash of the Dividend Make-Whole Amount shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Provisional Conversion Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Company, so as to be and continue to be available therefor. The Company hereby covenants and agrees to use its reasonable best efforts to cause any such shares of Common Stock delivered in respect of unpaid dividends and the Dividend Make-Whole Amount on the Provisional Conversion Date to be freely transferable under the U.S. Federal securities laws by the recipients thereof upon delivery thereto, including, if necessary, causing one or more registration statements in respect of such shares of Common Stock to be filed with and declared effective by the Securities and Exchange Commission. Neither failure to mail such Provisional Conversion Notice to one or more such Holders nor any defect in such Provisional Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders.

                      (iv) If a Provisional Conversion Notice shall have been
               given as hereinbefore provided, then each Holder shall be entitled to all preferences and other rights accorded by this Certificate of Designations until and including the Provisional Conversion Date. From and after the Provisional Conversion Date, upon delivery by the Company of the Common Stock and payment of the funds to the Transfer Agent as described in paragraph (iii) above, the Mandatory Convertible Preferred Stock shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive Common Stock and any amounts to be paid hereunder.

                      (v) The deposit of monies in trust with the Transfer
               Agent shall be irrevocable except that the Company shall be entitled to receive from the Transfer Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Company and unclaimed by the Holders entitled thereto at the expiration of two years from the Provisional Conversion Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company, shall look only to the Company for such payment without interest.

         SECTION 7. Conversion at the Option of the Holder.

                      (i) Shares of Mandatory Convertible Preferred Stock are
               convertible, in whole or in part, at the option of the Holders thereof ("Optional Conversion"), at any time prior to the Automatic Conversion Date, into shares of Common Stock at a rate of 4.7134 shares of Common Stock for each share of Mandatory Convertible Preferred Stock (the "Optional Conversion Rate"), subject to adjustment as set forth in Section 9(ii) below.

                      (ii) Optional Conversion of shares of Mandatory
               Convertible Preferred Stock may be effected by delivering certificates evidencing such shares (if such shares are held in certificated form), together with written notice of conversion and a proper assignment of such certificates to the Company or in blank (and, if applicable, payment of an amount equal to the dividend payable on such shares pursuant to paragraph (iii) below), to the Corporate Trust Office of the Transfer Agent for the Mandatory Convertible Preferred Stock or to any other office or agency maintained by the Company for that purpose. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date (the "Optional Conversion Date") on which the foregoing requirements shall have been satisfied.

                      (iii) Holders of shares of Mandatory Convertible
               Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive any dividend payable on such shares on the corresponding Dividend Payment Date (if such dividend has been declared) notwithstanding the Optional Conversion of such shares following such Dividend Record Rate and prior to such Dividend Payment Date. However, any shares of Mandatory Convertible Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the corresponding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Except as provided above, upon any Optional Conversion of shares of Mandatory Convertible Preferred Stock, the Company shall make no payment or allowance for any accumulated and unpaid dividends on such shares of Mandatory Convertible Preferred Stock (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to a Holder of record as of a prior date) as to which Optional Conversion has been effected.

                      (iv) In the event that an Optional Conversion is effected
               with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of Mandatory Convertible Preferred Stock held by a Holder, upon such Optional Conversion the Company shall execute and the Transfer Agent shall authenticate, countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the shares of Mandatory Convertible Preferred Stock as to which Optional Conversion was not effected if the shares of Mandatory Convertible Preferred Stock are in certificated form.

         SECTION 8. Conversion Upon Cash Acquisition; Cash Acquisition Dividend Make-Whole Amount and Public Acquirer Change of Control.

                      (i) In the event of the consummation of any transaction
               or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of the Company or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries) or a series of related transactions or events pursuant to which Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on the New York Stock Exchange or quoted on the Nasdaq National Market (any such transaction or event being referred to as a "Cash Acquisition"), beginning on the date that is 15 days prior to the anticipated effective date of the Cash Acquisition and ending on the date that is 15 days after the actual effective date (the "Effective Date"), the Company (or the successor to the Company hereunder) will permit all Holders of shares of Mandatory Convertible Preferred Stock that remain outstanding after the date of the Cash Acquisition (if any) the right to convert their shares of Mandatory Convertible Preferred Stock and a Cash Acquisition Dividend Make-Whole Amount, prior to the Automatic Conversion Date ("Cash Acquisition Early Conversion") as provided herein during the Cash Acquisition Conversion Period at the Cash Acquisition Conversion Rate. On or before the sixteenth Trading Day prior to the anticipated effective date of such Cash Acquisition, the Company shall give all Holders notice (and shall also deliver a copy of such notice to the Transfer Agent) which notice shall contain:

                              (a) the anticipated effective date of such Cash
                         Acquisition;

                              (b) notice of whether the Company elects, if such
                         transaction also constitutes a Public Acquirer Change of Control, to modify the conversion obligation in lieu of permitting conversion at the Cash Acquisition Conversion Rate and paying the Cash Acquisition Make-Whole Amount;

                              (c) if the Company elects to deliver some or all
                         of the Cash Acquisition Dividend Make-Whole Amount in shares of Common Stock, an indication of whether such amount will be payable in full shares of Common Stock or any combination of cash and shares of Common Stock (which will be specified);

                              (d) the Cash Acquisition Conversion Rate; and

                              (e) the instructions a Holder must follow to
                         exercise the Cash Acquisition Early Conversion right.

                      (ii) Unless the Company is entitled to and elects to
               exercise its right to modify the conversion obligation pursuant to paragraph (vii) of this Section 8, in connection with a Cash Acquisition, the Company will (a) permit Holders to convert their Mandatory Convertible Preferred Stock at any time during the period (the "Cash Acquisition Conversion Period") beginning on the date that is 15 days prior to the anticipated effective date of such Cash Acquisition and ending on the date that is 15 days after the Effective Date at the Cash Acquisition Conversion Rate and (b) in its sole discretion (1) pay each converting Holder (the "Cash Acquisition Dividend Make-Whole Amount") an amount, in cash, equal to the sum of (x) any accumulated and unpaid dividends on such Holder's Mandatory Convertible Preferred Stock, whether or not declared, plus (y) the present value of all remaining dividend payments on a Holder's Mandatory Convertible Preferred Stock through and including November 17, 2008, in each case, out of legally available assets, or (2) increase the amount of Common Stock to be issued upon such conversion by an amount equal to the Cash Acquisition Dividend Make-Whole Amount, divided by the Stock Price. The present value of the remaining dividend payments will be computed using a discount rate equal to 10.0%.

                      (iii) The "Cash Acquisition Conversion Rate" will be
               determined by reference to the table in Annex A based on the Effective Date and the price paid for Common Stock in the Cash Acquisition (the "Stock Price"). If the holders of Common Stock receive only cash in the Cash Acquisition, the Stock Price will equal the cash amount paid per share. Otherwise, the Stock Price will equal the average of the Closing Price per share of Common Stock on the 10 Trading Days up to but not including the Effective Date.

                      (iv) The Stock Prices set forth in the first row of the
               table in Annex A (i.e., the column headers), will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted pursuant to Section 9. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Cash Acquisition Conversion Rates in the table will be subject to adjustment in the same manner as each Fixed Conversion Rate. The exact Stock Price and Effective Date may not be set forth on the table in Annex A, in which case:

                              (a) if the Stock Price is between two stock price
                         amounts on the table in Annex A or the Effective Date is between two dates on the table, the Cash Acquisition Conversion Rate will be determined by straight-line interpolation between the Cash Acquisition Conversion Rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

                              (b) if the Stock Price is in excess of $11.00 per
                         share, subject to adjustment in the same manner as each Fixed Conversion Rate, then the Cash Acquisition Conversion Rate will be the Minimum Conversion Rate, subject to adjustment; and

                              (c) if the Stock Price is less than $1.00 per
                         share, subject to adjustment in the same manner as each Fixed Conversion Rate, then the Cash Acquisition Conversion Rate will be the Maximum Conversion Rate, subject to adjustment.

                      (v) Upon a Cash Acquisition Early Conversion, the
               Transfer Agent shall, in accordance with the instructions provided by the Holder thereof on the notice provided to the Company as set forth in paragraph (ii) above, deliver to the Holder such cash, securities or other property issuable upon such Cash Acquisition Early Conversion together with payment in lieu of any fractional shares, as provided herein.

                      (vi) In the event that Cash Acquisition Early Conversion
               is effected with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of Mandatory Convertible Preferred Stock held by a Holder, upon such Cash Acquisition Early Conversion the Company (or the successor to the Company hereunder) shall execute and the Transfer Agent shall authenticate, countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the shares of the Mandatory Convertible Preferred Stock as to which Cash Acquisition Early Conversion was not effected.

                      (vii) In the event a Holder elects not to effect a Cash
               Acquisition Early Conversion, such Holder's shares of Mandatory Convertible Preferred Stock shall remain outstanding until the Automatic Conversion Date unless converted prior to such date pursuant to Section 6 or Section 7 hereof.

                      (viii) Notwithstanding the foregoing paragraphs of this
               Section 8, and in lieu of permitting conversion at the Cash Acquisition Conversion Rate and paying the Cash Acquisition Dividend Make-Whole Amount as set forth above, in the case of a Public Acquirer Change of Control the Company may elect that, from and after the effective date of such Public Acquirer Change of Control, the right to convert a share of Mandatory Convertible Preferred Stock will be changed into a right to convert such share into a number of shares of Acquirer Common Stock. Each Fixed Conversion Rate following the effective date of such transaction will be a number of shares of Acquirer Common Stock equal to the product of:

                  (x) such Fixed Conversion Rate in effect immediately prior to the effective date of such Public Acquirer Change of Control, times

                  (y) the average of the quotients obtained, for each Trading Day in the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the effective date of such Public Acquirer Change of Control (the "Valuation Period"), of the Acquisition Value of the Common Stock on each such Trading Day in the Valuation Period, divided by the Closing Price of the Acquirer Common Stock on each such Trading Day in the Valuation Period.

               In addition to the adjustments to the Fixed Conversion Rates, a corresponding adjustment will be made to the Threshold Appreciation Price and the Initial Stock Price. After the adjustment of the Fixed Conversion Rates in connection with a Public Acquirer Change of Control, the Conversion Rates will be subject to further similar adjustments in the event that any of the events described above occur thereafter.

         SECTION 9. Definition of Conversion Rate; Anti-dilution Adjustments.

                      (i) Subject to the immediately following sentence, the
               "Conversion Rate" is equal to:

                              (a) if the Applicable Market Value is greater
                         than or equal to the Threshold Appreciation Price,
                         4.7134 of shares of Common Stock (the "Minimum Conversion Rate") per share of Mandatory Convertible Preferred Stock,

                              (b) if the Applicable Market Value is less than
                         the Threshold Appreciation Price, but is greater than the Initial Stock Price, a number of shares of Common Stock per share of Mandatory Convertible Preferred Stock equal to the Stated Amount divided by the Applicable Market Value, and

                              (c) if the Applicable Market Value is equal to or
                         less than the Initial Stock Price, 5.6561 shares of Common Stock (the "Maximum Conversion Rate") per share of Mandatory Convertible Preferred Stock,

                         in each case subject to adjustment as provided in
                         Section 9(ii) (and in each case rounded upward or downward to the nearest 1/10,000th of a share).

In the circumstances described in each of the clauses in the immediately preceding sentence, the Company in its discretion shall either make a payment of cash in, or increase the Conversion Rate in respect of a conversion pursuant to Section 5 by, an amount equal to any accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock on the Automatic Conversion Date (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to a holder of record as of a prior date and also taking into account any payment of such dividends on the Automatic Conversion Date) divided by the Applicable Market Value used for purposes of determining the Conversion Rate.

                      (ii) Each Fixed Conversion Rate and the number of shares
               of Common Stock to be delivered on the Conversion Date upon conversion pursuant to Sections 5, 6, 7 or 8 shall be subject to the following adjustments:

                              (a) Stock Dividends. In case the Company shall
                         pay or make a dividend or other distribution on the Common Stock in Common Stock, each Fixed Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution shall be increased by dividing each Fixed Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, each such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

                              (b) Stock Purchase Rights. In case the Company
                         shall issue to all holders of its Common Stock (such issuance not being available on an equivalent basis to Holders of the shares of Mandatory Convertible Preferred Stock upon conversion) rights, options, warrants or other securities, entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 45 days from the date of issuance of such rights, options, warrants or other securities at a price per share of Common Stock less than the Current Market Price on the date fixed for the determination of stockholders of the Company entitled to receive such rights, options, warrants or securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), each Fixed Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing each Fixed Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such rights, options, warrants or securities (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Current Market Price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, each such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

                              (c) Stock Splits; Reverse Splits; and
                         Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, each Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined or reclassified into a smaller number of shares of Common Stock, each Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.

                              (d) Debt, Asset or Security Distributions. (1) In
                         case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any rights, options, warrants or other securities referred to in paragraph (b) of this
                         Section 9(ii), any dividend or distribution paid exclusively in cash referred to in paragraph (e) of this Section 9(ii), any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in the next subparagraph, and any dividend or distribution referred to in paragraph (a) of this
                         Section 9(ii)), each Fixed Conversion Rate shall be increased by dividing each Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price on the date fixed for such determination less the then fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be such Current Market Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution. In any case in which this subparagraph (d)(1) is applicable, subparagraph
                         (d)(2) of this Section 9(ii) shall not be applicable.

                              (2) In the case of a Spin-Off, each Fixed
                         Conversion Rate in effect immediately before the close of business on the record date fixed for determination of stockholders of the Company entitled to receive that distribution will be increased by dividing each Fixed Conversion Rate by a fraction, the numerator of which is the Current Market Price and the denominator of which is the Current Market Price plus the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustment to the Fixed Conversion Rate, under this subparagraph (d)(2) will occur on the date that is the earlier of (A) the 10th Trading Day from, and including, the effective date of the Spin-Off and (B) the date of the securities being offered in the Initial Public Offering of the Spin-Off, if that Initial Public Offering is effected simultaneously with the Spin-Off.

                              (e) Cash Distributions. In case the Company
                         shall, by dividend or otherwise, make distributions to all holders of the Common Stock exclusively in cash (excluding any cash that is distributed in a Reorganization Event to which Section 9(iii) applies or as part of a distribution referred to in paragraph
                         (d) of this Section 9(ii)), immediately after the close of business on such date for determination, each Fixed Conversion Rate shall be increased by dividing each Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be equal to the Current Market Price on the date fixed for such determination less the per share amount of the distribution and the denominator of which shall be equal to the Current Market Price on the date fixed for such determination.

                              (f) Tender and Exchange Offers. In the case that
                         a tender or exchange offer made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of the Common Stock that exceeds the Closing Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the "Expiration Time") tenders could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), each Fixed Conversion Rate shall be increased by dividing each Fixed Conversion Rate immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Current Market Price on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Current Market Price on the date of the Expiration Time and
                         (y) the result of (I) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less (II) the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered shares, up to any such maximum, being referred to as the "Purchased Shares").

                              (g) Calculation of Adjustments. All adjustments
                         to the Fixed Conversion Rates and the Stock Prices and Cash Acquisition Conversion Rates set forth in Annex A shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                              (h) If an adjustment is made to any Fixed
                         Conversion Rate pursuant to this Section (9)(ii), a corresponding adjustment will be made to the Initial Stock Price and the Threshold Appreciation Price.

                              (i) Notice of Adjustment. (1) Whenever any Fixed
                         Conversion Rate is adjusted in accordance with this
                         Section 9(ii), the Company shall forthwith compute each Fixed Conversion Rate and each Stock Price and Cash Acquisition Conversion Rate set forth in Annex A in accordance with this Section 9(ii) and Section 8(iv) and prepare and transmit to the Transfer Agent an Officer's Certificate setting forth each Fixed Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based.
                         (2) As soon as practicable following the occurrence of an event that requires an adjustment to any Fixed Conversion Rate pursuant to this Section 9(ii) or any Stock Price or Cash Acquisition Conversion Rate pursuant to Section 8(iv) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rate, Stock Price or Cash Acquisition Conversion Rate was determined and setting forth each Fixed Conversion Rate, Stock Price and Cash Acquisition Conversion Rate, in each case after giving effect to such adjustment.

                      (iii) The following events are defined as "Reorganization
               Events":

                              (a) any consolidation or merger of the Company
                         with or into another Person or of another Person with or into the Company; or

                              (b) any sale, transfer, lease or conveyance to
                         another Person of the property of the Company as an entirety or substantially as an entirety; or

                              (c) any reclassification (other than a
                         reclassification to which paragraph (c) of Section 9(ii) applies).

Upon a Reorganization Event, each share of Mandatory Convertible Preferred Stock shall thereafter, in lieu of a variable number of shares of Common Stock, be converted into Exchange Property Units. An "Exchange Property Unit" represents the right to receive the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distributions thereon which have a record date that is prior to the date of the Reorganization Event) per share of Common Stock by a holder of Common Stock that (1) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a "Constituent Person"), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates, and (2) has failed to exercise the rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this Section 9(iii) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). Following any Reorganization Event, upon the conversion of each share of Mandatory Convertible Preferred Stock, the Holder shall be entitled to a number of Exchange Property Units equal to the number of shares of Common Stock that would otherwise be issuable upon conversion of such share of Mandatory Convertible Preferred Stock determined using the Conversion Rate determined as of the Conversion Date. The amount of any securities constituting all or a portion of an Exchange Property Unit shall be subject to adjustment as described below. If an Exchange Property Unit includes property other than Common Stock, upon conversion, the Company may elect to deliver additional shares of Common Stock in lieu of such other property; the number of such additional shares of Common Stock will be equal to the Applicable Market Value of such other property divided by (i) in the case of automatic conversion, the Applicable Market Value per share of Common Stock used for purposes of determining the Conversion Rate, (ii) in the case of a Cash Acquisition Early Conversion, the Stock Price used for purposes of determining the Conversion Rate, or (iii)in the case of a Provisional Conversion and an Optional Conversion, the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Conversion Date. The Company may only deliver additional shares of Common Stock in lieu of such other property if the Company provides notice to the Holders of the Company's election to do so (i) at least three business days prior to, in the case of automatic conversion, the first Trading Day that will be included in the calculation of Applicable Market Value used for purposes of determining the Conversion Rate applicable to such conversion, (ii) in the case of Cash Acquisition Early Conversion, by the date notice is delivered in the case of a Cash Acquisition or (iii) at least three business days prior to, in the case of Provisional Conversion and Optional Conversion, the second Trading Day immediately preceding the Conversion Date. The Company hereby covenants and agrees to use its reasonable best efforts to cause any such shares of Common Stock delivered in lieu of such other property on the Conversion Date to be freely transferable under the U.S. Federal securities laws by the recipients thereof upon delivery thereto, including, if necessary, causing one or more registration statements in respect of such shares of Common Stock to be filed with and declared effective by the Securities and Exchange Commission.

         In the event of such a Reorganization Event, the Person formed by such consolidation, or merger or the Person which acquires the assets of the Company shall execute and deliver to the Transfer Agent an agreement supplemental hereto providing that the Holder of each share of Mandatory Convertible Preferred Stock that remains outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 9(iii). Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an Exchange Property Unit which, for events subsequent to the effective date of such Reorganization Event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 9. The above provisions of this Section 9(iii) shall similarly apply to successive Reorganization Events.

                      (iv) No adjustment to the Conversion Rate need be made if
               Holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Mandatory Convertible Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 60 days following conversion of the Mandatory Convertible Preferred Stock.

                      The Conversion Rate shall not be adjusted:

                              (a) upon the issuance of any shares of Common
                         Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company's securities and the investment of additional optional amounts in shares of Common Stock under any plan;

                              (b) upon the issuance of any shares of Common
                         Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

                              (c) upon the issuance of any shares of Common
                         Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Mandatory Convertible Preferred Stock were first issued;

                              (d) for a change in the par value or no par value
                         of the Common Stock; or

                              (e) for accumulated and unpaid dividends, other
                         than to the extent contemplated by Section 9(i) hereof.

         SECTION 10. Definitions.

                      (i) "Acquisition Value" of the Common Stock means, for
               each Trading Day in the Valuation Period, the value of the consideration paid per share of Common Stock in connection with a Public Acquirer Change of Control, as follows:

                              (a) for any cash, 100% of the face amount of such
                         cash,

                              (b) for any Acquirer Common Stock, 100% of the
                         Closing Price of such Acquirer Common Stock on each such Trading Day; and

                              (c) for any other securities, assets or property,
                         100% of the fair market value of such security, asset or property on each such Trading Day, as determined by two independent nationally recognized investment banks selected by the transfer agent for this purpose.

                      (ii) "Affiliate" has the same meaning as given to that
               term in Rule 405 of the Securities Act or any successor rule thereunder.

                      (iii) "Applicable Market Value" means (a) the average of
               the Volume-Weighted Average Prices per share of the Common Stock on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Conversion Date; provided, however, that if the Company enters into a reorganization event, applicable market value shall mean the Exchange Property Unit Value and (b) after any Reorganization Event, the Exchange Property Unit Value.

                      (iv) "Board Resolution" means a copy of a resolution
               certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors or a duly authorized committee thereof and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

                      (v) "Business Day" means any day other than a Saturday or
               Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

                      (vi) "capital stock" of any Person means any and all
               shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

                      (vii) The "Closing Price" of the Common Stock, any
               securities distributed in a Spin-Off or any common stock constituting part of an Exchange Property Unit or any other security, as the case may be, on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share on the New York Stock Exchange ("NYSE") on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal U.S. national or regional securities exchange on which such security is so listed or quoted, or if such security is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if such security is not so reported, the last quoted bid price for the such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

                      (viii) "Conversion Date" means the Automatic Conversion
               Date, the Provisional Conversion Date, the Optional Conversion Date or the date of any Cash Acquisition Early Conversion, as applicable.

                      (ix) "Corporate Trust Office" means the principal
               corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

                      (x) "Current Market Price" per share of the Common Stock
               or any other security means (a) on any day the average of the Closing Prices of the Common Stock or such other security for the 20 consecutive Trading Days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring computation, (b) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the Closing Price of the Common Stock or such other security on the Trading Day on which the initial public offering price of the securities being distributed in the Spin-Off is determined, and (c) in the case of any other Spin-Off, the average of the Closing Prices of the Common Stock or such other security over the first 10 Trading Days after the effective date of such Spin-Off. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock or such other security trades in a regular way on the NYSE or other principal U.S. national or regional securities exchange or quotation system on which the Common Stock or such other security is listed or quoted at such time, without the right to receive such issuance or distribution.

                      (xi) "Depositary" means DTC or its nominee or any
               successor appointed by the Company.

                      (xii) "DTC" means The Depository Trust Company.

                      (xiii) "Exchange Property Unit Value" means the sum of
               the value of any securities and other property constituting one Exchange Property Unit. For purposes of calculating the Exchange Property Unit Value, (i) the value of any common stock shall be determined using the average of the Closing Price per share of such common stock on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Conversion Date and (ii) the value of any other property, including securities other than common stock, shall be the value of such property determined at the effective time of the applicable Reorganization Event (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).

                      (xiv) "Fair Market Value" means (a) in the case of any
               Spin-Off that is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the initial public offering price of those securities, and (b) in the case of any other Spin-Off, the average of the Closing Prices of the securities being distributed in the Spin-Off over the first 10 Trading Days after the effective date of such Spin-Off.

                      (xv) "Fixed Conversion Rate" means each of the Optional
               Conversion Rate, the Minimum Conversion Rate and the Maximum Conversion Rate.

                      (xvi) "Holder" means the Person in whose name a share of
               Mandatory Convertible Preferred Stock is registered.

                      (xvii) "Initial Price" means $4.42.

                      (xviii) "Initial Public Offering" means the first time
               securities of the same class or type as the securities being distributed in the Spin-Off are offered to the public for cash.

                      (xix) "Officer" means the Chairman of the Board and
               President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.

                      (xx) "Officer's Certificate" means a certificate signed
               by two Officers.

                      (xxi) "Person" means any individual, corporation, limited
               liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

                      (xxii) "Public Acquirer Change of Control" mans any Cash
               Acquisition where the acquirer of a majority of the Common Stock or the Person formed by or surviving such Cash Acquisition, or any entity that it is a direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer's capital stock that are entitled to vote generally in the election of directors, but in each case other than the Company, has a class of common stock traded on the New York Stock Exchange or quoted on the Nasdaq National Market. Such acquirer's or other entity's class of common stock traded on the New York Stock Exchange or quoted on the Nasdaq National Market is "Acquirer Common Stock."

                      (xxiii) "Series E mandatory convertible preferred stock"
               means the 7.0% Series E Mandatory Convertible Preferred Stock of the Company.

                      (xxiv) "Series F, G and H preferred stock" means the 8%
               Series F cumulative convertible pay in kind preferred stock, 7% Series G cumulative convertible pay in kind preferred stock and 6% Series H cumulative convertible pay in kind preferred stock of the Company.

                      (xxv) "Spin-Off" means payment of a dividend or other
               distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

                      (xxvi) "Stated Amount" means $25.00 per share of
               Mandatory Convertible Preferred Stock.

                      (xxvii) "subsidiary" means, with respect to any Person,
               (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (2) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

                      (xxviii) "Threshold Appreciation Price" means $5.30.

                      (xxix) "Trading Day" means a day during which trading in
               securities generally occurs on the NYSE or, if the Common Stock or any security distributed in a Spin-Off or any other common stock, as the case may be, is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock, any security distributed in a Spin-Off or such other common stock, as the case may be, is then listed or, if the Common Stock, any security distributed in a Spin-Off or such other common stock, as the case may be, is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market or, if the Common Stock, any security distributed in a Spin-Off or such other common stock, as the case may be, is not so reported, on the principal over-the-counter market on which the Common Stock, any security distributed in a Spin-Off or such other common stock, as the case may be, is then traded. No day on which the Common Stock, any security distributed in a Spin-Off or such other common stock, as the case may be, experiences any of the following, however, will count as a Trading Day:

               (a) any suspension of or limitation imposed on trading of the Common Stock, any security distributed in a Spin-Off or such other common stock, as the case may be, on the principal U.S. national or regional securities exchange or association or over-the-counter market on which it is listed or traded;

               (b) any event (other than an event listed in subsection (c) below) that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for the Common Stock, any security distributed in a Spin-Off or such other common stock, as the case may be, on the principal U.S. national or regional securities exchange or association or over-the-counter market on which it is listed or traded; or

               (c) any principal U.S. national or regional securities exchange or association or over-the-counter market on which the Common Stock, any security distributed in a Spin-Off or such other common stock, as the case may be, is listed or trades closes on any exchange Business Day prior to its scheduled closing time unless, in the case of an exchange or the Nasdaq stock market, such earlier closing time is announced by the exchange or association at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or association and (ii) the submission deadline for orders to be entered into the exchange for execution on such business day.

                      (xxx) "Transfer Agent" means Computer Share Investor
               Services, LLC unless and until a successor is selected by the Company, and then such successor.

                      (xxxi) "Treasury Yield" means the weekly average yield at
               the time of computation for United States Treasury securities at constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Provisional Conversion Date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term to November 17, 2008; provided, however, that if the then-remaining term to November 17, 2008 is not equal to the constant -------- ------- maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then-remaining term to November 17, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

                      (xxxii) "Volume-Weighted Average Price" means, with
               respect to a Trading Day, such price as displayed on Bloomberg (or any successor service) page RAD [equity] VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time on such Trading Day or, if such price is not available, means the Closing Price.

         SECTION 11. Fractional Shares.

         No fractional shares of Common Stock shall be issued to Holders. In lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock surrendered by the same Holder upon a conversion as described in Sections 5, 6(i), 7(i) or 8(i) or which would otherwise be issuable in respect of a stock dividend payment upon a conversion as described in Section 5, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (a) in the case of
Section 5, the Applicable Market Value, (b) in the case of Sections 6(i) or 7(i), the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion or (c) in the case of Section 8(i), the Stock Price. If more than one share of Mandatory Convertible Preferred Stock shall be surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

         SECTION 12. Form.

                      (i) The Mandatory Convertible Preferred Stock shall be
               issued in the form of one or more permanent global shares of Mandatory Convertible Preferred Stock in definitive, fully registered form with the global legend (the "Global Shares Legend") as set forth on the form of Mandatory Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a "Global Preferred Share"), which is hereby incorporated in and expressly made a part of this Certificate. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. The Global Preferred Share shall be deposited on behalf of the Holders of the Mandatory Convertible Preferred Stock represented thereby with the Transfer Agent, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary or its nominee as hereinafter provided. This Section 12(i) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Company shall execute and the Transfer Agent shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Transfer Agent to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for the Depositary pursuant to an agreement between the Depositary and the Transfer Agent. Members of, or participants in, the Depositary ("Agent Members") shall have no rights under this Certificate with respect to any Global Preferred Share held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares representing shares of the Mandatory Convertible Preferred Stock unless (w) required by law, (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Share and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a "clearing agency" registered under the Exchange Act or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary (or any successor Depositary). In any such case, the Global Preferred Share shall be exchanged in whole for definitive shares of Mandatory Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Mandatory Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Transfer Agent.

                      (ii) (a) An Officer shall sign the Global Preferred Share
               for the Company, in accordance with the Company's by-laws and applicable law, by manual or facsimile signature.

               (b) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

               (c) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. The signature shall be conclusive evidence that the Global Preferred Share has been authenticated under this Certificate. Each Global Preferred Share shall be dated the date of its authentication.

         SECTION 13. Miscellaneous.

                      (i) Procedures for conversion of shares of Mandatory
               Convertible Preferred Stock, in accordance with Sections 5, 6, 7 or 8, not held in certificated form will be governed by arrangements among the depositary of the shares of Mandatory Convertible Preferred Stock, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

                      (ii) The Liquidation Preference, Stated Amount and the
               annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Mandatory Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and evidenced by a Board Resolution.

                      (iii) For the purposes of Section 9, the number of shares
               of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

                      (iv) If the Company shall take any action affecting the
               Common Stock, other than any action described in Section 9, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Rate for the Mandatory Convertible Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

                      (v) The Company covenants that it will at all times
               reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Mandatory Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Mandatory Convertible Preferred Stock not theretofore converted. For purposes of this Section 13(v), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Mandatory Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

                      (vi) The Company covenants that any shares of Common
               Stock issued upon conversion of the Mandatory Convertible Preferred Stock or issued in respect of a stock dividend payment upon a conversion, shall be validly issued, fully paid and non-assessable.

                      (vii) The Company shall use its best efforts to list the
               shares of Common Stock required to be delivered or otherwise delivered upon conversion of the Mandatory Convertible Preferred Stock or upon issuance in respect of a stock dividend, prior to such delivery, upon each national securities exchange or quotation system, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

                      (viii) Prior to the delivery of any securities that the
               Company shall be obligated to deliver upon conversion of the Mandatory Convertible Preferred Stock or shall otherwise elect to deliver upon conversion or upon issuance in respect of a stock dividend payment, the Company shall use its best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                      (ix) The Mandatory Convertible Preferred Stock shall be
               deemed to have been converted and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued immediately prior to the close of business on the applicable Conversion Date, or if Mandatory Convertible Preferred Stock are held in certificated form, on such later date as such certificates are presented and surrendered.

                      (x) The Company shall pay any and all documentary stamp
               or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of the Mandatory Convertible Preferred Stock or upon issuance in respect of a stock dividend payment; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of the Mandatory Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid or is not applicable.

                      (xi) The Mandatory Convertible Preferred Stock are not
               redeemable.

                      (xii) The Mandatory Convertible Preferred Stock are not
               entitled to any preemptive or subscription rights in respect of any securities of the Company.

                      (xiii) Whenever possible, each provision hereof shall be
               interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                      (xiv) Mandatory Convertible Preferred Stock may be issued
               in fractions of a share which shall entitle the Holder, in proportion to such Holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Mandatory Convertible Preferred Stock.

                      (xv) Subject to applicable escheat laws, any monies set
               aside by the Company in respect of any payment with respect to shares of the Mandatory Convertible Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Company from time to time.

                      (xvi) Except as may otherwise be required by law, the
               shares of Mandatory Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations or the Restated Certificate of Incorporation.

                      (xvii) The headings of the various subdivisions hereof
               are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                      (xviii) If any of the voting powers, preferences and
               relative, participating, optional and other special rights of the Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

                      (xix) Shares of Mandatory Convertible Preferred Stock
               that (a) have not been issued on or before the last date on which settlement of the overallotment option can occur (pursuant to the Underwriting Agreement dated August 16, 2005, among the Company, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.) or (b) have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Mandatory Convertible Preferred Stock must be in compliance with the terms hereof.

                      (xx) If any of the Mandatory Convertible Preferred Stock
               certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Convertible Preferred Stock certificate, or in lieu of and substitution for the Mandatory Convertible Preferred Stock certificate lost, stolen or destroyed, a new Mandatory Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Mandatory Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent. The Company is not required to issue any certificates representing Mandatory Convertible Preferred Stock on or after the Conversion Date. In place of the delivery of a replacement certificate following the Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock pursuant to the terms of the Mandatory Convertible Preferred Stock formerly evidenced by the certificate.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by Robert B. Sari, and attested by John T. Standley, this 22nd day of August 2005.

                                      RITE AID CORPORATION,


                                      By: /s/ Robert B. Sari
                                          --------------------------
                                          Name:  Robert B. Sari
                                          Title: Senior Vice President, General
                                                 Counsel and Secretary


ATTEST:

     By: /s/ John T. Standley
         ---------------------
         Name:  John T. Standley
         Title: Senior Executive Vice President,
                Chief Administrative Officer and
                Chief Financial Officer


                                                                                                                        Annex A


                     $1.00      $2.50     $4.00     $4.42     $4.75     $5.00    $5.30    $6.00    $6.50   $7.00    $9.00   $11.00
  August 22, 2005   5.5463     5.1090    4.8412    4.8002    4.7751    4.7596   4.7442   4.7190   4.7077  4.7003   4.6911   4.6940
 November 1, 2006   5.6299     5.3071    4.9569    4.8940    4.8543    4.8292   4.8040   4.7618   4.7422  4.7288   4.7080   4.7064
 November 1, 2007   5.6535     5.5230    5.1163    5.0175    4.9524    4.9105   4.8682   4.7979   4.7665  4.7458   4.7162   4.7127
November 17, 2008   5.6561     5.6561    5.6561    5.6558    5.2632    5.0000   4.7170   4.7134   4.7134  4.7134   4.7134   4.7134


                                                                      EXHIBIT A


          FORM OF 5.50% SERIES I MANDATORY CONVERTIBLE PREFERRED STOCK


Number: ___                                                        ___  Shares

CUSIP NO.: 767754 40 1

              5.50% Series I Mandatory Convertible Preferred Stock
                          (par value $1.00 per share)
                     (liquidation preference $25 per share)

                                       OF

                              RITE AID CORPORATION

                                FACE OF SECURITY


         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

         TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

         IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

         RITE AID CORPORATION, a Delaware corporation (the "Company"), hereby certifies that Cede & Co. or registered assigns (the "Holder") is the registered owner of fully paid and non-assessable shares of preferred stock of the Company designated the 5.50% Series I Mandatory Convertible Preferred Stock, par value $1.00 per share and liquidation preference $25 per share (the "Mandatory Convertible Preferred Stock"). The shares of Mandatory Convertible Preferred Stock are transferable on the books and records of the Registrar and Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Mandatory Convertible Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Company dated August 22, 2005, as the same may be amended from time to time in accordance with its terms (the "Certificate of Designations"). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

         Reference is hereby made to select provisions of the Mandatory Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

         Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

         Unless the Transfer Agent's Certificate of Authentication hereon has been properly executed, the shares of Mandatory Convertible Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, Rite Aid Corporation has executed this certificate as of the date set forth below.

                                                RITE AID CORPORATION,


                                                By:
                                                   ------------------------
                                                   Name:
                                                   Title:


Dated: ______________________

                 TRANSFER AGENT'S CERTIFICATE OF AUTHENTICATION


         This is one of the certificates representing shares of Mandatory Convertible Preferred Stock referred to in the within mentioned Certificate of Designations.

                                                ------------------------------,
                                                as Transfer Agent


                                                By:
                                                     --------------------------
                                                Name:
                                                Title:  Authorized Signatory


Dated: ____________________

                              REVERSE OF SECURITY
                              RITE AID CORPORATION


         5.50% Series I Mandatory Convertible Preferred Stock

         Dividends on each share of Mandatory Convertible Preferred Stock shall be payable in cash, shares of the Corporation's Common Stock, or any combination thereof, in the Corporation's sole discretion, at a rate per annum set forth on the face hereof or as provided in the Certificate of Designations.

         The shares of Convertible Preferred Stock shall be convertible into the Corporation's Common Stock in the manner and according to the terms set forth in the Certificate of Designations.

         As required under Delaware law, the Company shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights, preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Company so far as they have been fixed and determined.

                                   ASSIGNMENT


         FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Mandatory Convertible Preferred Stock evidenced hereby to:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

        (Insert assignee's social security or tax identification number)

-------------------------------------------------------------------------------

                   (Insert address and zip code of assignee)

-------------------------------------------------------------------------------

and irrevocably appoints:___________________________________________________
agent to transfer the shares of Mandatory Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.


Date:  __________________

Signature:  ______________________

         (Sign exactly as your name appears on the other side of this Mandatory Convertible Preferred Stock Certificate)

Signature Guarantee: _____________________(1)

(1) Signature must be guaranteed by an "eligible guarantor institution" (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

                   SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY


         The initial number of shares of Mandatory Convertible Preferred Stock represented by this Global Preferred Share shall be 4,600,000. The following exchanges of a part of this Global Preferred Share have been made:


----------------------- --------------------- -------------------- --------------------- --------------------
Date of Exchange        Amount of decrease    Amount of increase   Number of shares      Signature of
                        in number of shares   in number of         represented by this   authorized officer
                        represented by this   shares represented   Global Preferred      of Registrar
                        Global Preferred      by this Global       Share following
                        Share                 Preferred Share      such increase or
                                                                   decrease
----------------------- --------------------- -------------------- --------------------- --------------------

